Exhibit 4.4

IVOW, INC.

February 22, 2006

Dawson James Securities, Inc.

925 South Federal Highway

6th Floor

Boca Raton, FL 33432

Re:  Selling Agreement (the “Agreement”)

Dear Mr. Keyser:

iVow, Inc., a Delaware corporation (the “Seller”), proposes to offer and sell (the “Offering”), to selected investors, upon the terms set forth herein and in the Subscription Agreement and the Confidential Private Placement Memorandum (which collectively, together with the attachments and exhibits thereto, is referred to as the “Offering Document”), a copy of which has been delivered to you, up to 290,000 units (the “Units”) at a price per Unit equal to 70% of the Company’s common stock price, based on the average closing price of the Company’s common stock for the ten (10) trading days immediately preceding the First Closing (the “Per Unit Price”); each Unit consisting of one share of common stock (the “Common Stock”) and a warrant to purchase one-half of a share of common stock (the “Warrants”). The Warrants shall have an exercise price equal to the Per Unit Price, a term of five years, and be in the form attached to the Offering Document. (The Units are sometimes referred to hereafter as the “Offered Securities”). Dawson James Securities, Inc. (the “Selling Agent”) agrees to offer and sell on an exclusive “best efforts, all or none” basis, that number of Units that results in an aggregate sales price of at least $500,000  (the “Minimum Number”), and on a best efforts basis with respect to additional Units up to a maximum of 290,000 Units during the offering period described in the Offering Document (the “Offering Period”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Offering Document. It is intended that the offer, offer for sale and sale of the Offered Securities will be made only to “accredited investors” (as such term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (the “1933 Act”) and will be exempt from the federal registration requirements of the 1933 Act, pursuant to Regulation D promulgated under Section 3(b) and/or Section 4(2), respectively, of the 1933 Act and will qualify for an exemption from registration, if necessary, under the applicable state securities laws and regulations.

The Seller hereby confirms its agreement with Selling Agent as follows:

1.             Offer and Sale of Offered Securities by Selling Agent; Compensation; Closing.

1.1           On the basis of Selling Agent’s representations, covenants and warranties, the Seller appoints Selling Agent the exclusive agent of the Seller for the period commencing on the date of the completion of the Offering Document and ending on February

17, 2006, unless extended by the Seller and Selling Agent by their mutual agreement for a period not to exceed an additional thirty (30) days (“Offering Termination Date”), to use Selling Agent’s best efforts to offer and sell, on the terms and conditions set forth in this Agreement (and the Term Sheet attached hereto as Exhibit A) and in the Offering Document, subject only to Selling Agent’s right to engage participating broker-dealers pursuant to Section 2 hereof. The Selling Agent hereby accepts such appointment and agrees pursuant to the terms and conditions set forth herein and in the Offering Document to use its best efforts to offer and sell the Offered Securities as agent for the Seller during the period specified above, and to attempt to find suitable accredited purchasers for the Offered Securities acceptable to the Seller.

1.2           Prior to and subject to the closing, subscription proceeds from the sale of the Offered Securities will be deposited in an escrow account with an escrow agent to be mutually agreeable to Seller and the Selling Agent (the “Escrow Agent”). The Seller will be responsible for setting up the Escrow Account, pursuant to an escrow agreement among the Seller, the Selling Agent and the Escrow Agent, which escrow agreement will be approved by the Selling Agent. Subscribers will be instructed to make their checks payable to the Escrow Agent for the benefit of iVow, Inc., or shall cause the wire transfer of immediately available funds in favor of the Escrow Agent for iVow, Inc., in accordance with instructions provided by the Selling Agent. Unless at least the Minimum Number of Units have been sold during the Offering Period (as the same may be extended by the mutual agreement of the Selling Agent and the Seller), the Offering will be terminated at the end of the Offering Period, no Offered Securities will be sold in the Offering and all subscription proceeds will be refunded to subscribers by the Escrow Agent, without interest thereon. If subscriptions for at least the Minimum Number of Units are received by the end of the Offering Period (as the same may be extended by the mutual agreement of the Selling Agent and the Seller), a closing (the “First Closing”) will occur as soon as possible after subscriptions for the Minimum Number have been accepted by the Seller and all other conditions precedent to closing have occurred to the sole satisfaction of the Selling Agent. After the First Closing, one or more subsequent closings (the “Additional Closings”) may occur thereafter on such dates as mutually determined by the Seller and the Selling Agent, but in no event later than ten (10) days after the end of the Offering Period. (The First Closing and any Additional Closing shall each be referred to herein as a “Closing” and the last of the Closings shall be referred to as the “Final Closing”).

1.3           For purposes hereof, the Minimum Number of Units shall not be deemed to have been sold unless (x) subscription agreements, completed and fully executed by subscribers who are accredited investors have been received covering the Minimum Number of the Units and (y) all checks, drafts and wire transfers submitted by such subscribers in payment of the purchase price of such Units have been received by the Escrow Agent and have cleared so that there are “good funds” in the Escrow Account at least equal to the aggregate purchase price of the Minimum Number of Units.

1.4           As compensation for the Selling Agent’s services hereunder, the Seller shall pay to Selling Agent in cash a selling commission (“Commission”) upon each Closing, in an amount equal to eight percent (8%) of the aggregate offering price of the Offered Securities sold by the Selling Agent or its authorized agent at such Closing. At each Closing of the

Offering, the Seller shall pay the Selling Agent its Commission relating to the sale of the Offered Securities that are subject of the Closing provided that the Seller or counsel for the Seller has received all documents, including but not limited to, an executed Subscription Agreement for each investor (“Subscription Documents”) previously furnished to Selling Agent which the Selling Agent is required to deliver to the Seller or counsel for the Seller prior to Closing. All or any portion of such Commission may be re-allowed to Participating Broker-Dealers (as hereinafter defined). No Offered Securities shall be considered to have been sold by Selling Agent or any Participating Broker-Dealer selected by Selling Agent unless the purchaser is acceptable to the Seller, and no compensation will be payable with respect to any agreement for the purchase of Offered Securities if the Subscription Agreement therefor is not actually accepted by the Seller. Anything in this Agreement to the contrary notwithstanding, the Seller shall not be required to pay a Commission to Selling Agent and Selling Agent shall not be entitled to a Commission, pursuant to this Section 1.4 or any other provision, if to do so would cause the Seller to violate federal or state securities laws, regulations or rules or any other law applicable to the Offering. For purposes of clarity, the Selling Agent shall not be entitled to any Commission upon the future exercise of the Warrants sold as part of the Units.

1.5           The Seller will pay all of its costs relating to the Offering contemplated hereby, including, without limitation, audit expenses, issuance costs and taxes, counsel fees for the preparation of the Offering Documents, filing fees and disbursements of counsel relating to the qualification of the Offered Securities under federal securities laws, and legal fees and expenses of counsel in connection with qualifying the Offered Securities under the state blue sky laws. To the extent required by law, the Seller shall qualify the Offered Securities for offer and sale in those jurisdictions designated by the Selling Agent and reasonably acceptable to the Seller. The Seller’s counsel shall be responsible for state blue sky securities laws compliance by the Seller.

1.6           The Seller shall pay the Selling Agent at the First Closing a non-accountable expense allowance (the “Expense Allowance”) of $25,000, $10,000 of which shall be advanced to Selling Agent contemporaneous with the execution of this Agreement.

1.7           Once the Offered Securities are sold, or the Offering Period terminates, the agency between the Seller and the Selling Agent shall terminate. The Selling Agent, on the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, accepts such appointment as the limited agent of the Seller and agrees to use its best efforts to find purchasers for the Offered Securities.

1.8           Upon each Closing of the sale of the Offered Securities offered by the Seller hereunder, the Seller will issue to the Selling Agent at a purchase price of $.001 per warrant, a warrant to purchase that number of Units equal to eight percent (8%) of the Units sold at such Closing (the “Selling Agent’s Warrants”). The Selling Agent’s Warrants shall be exercisable at any time during the five (5) years from the date of First Closing at an exercise price equal to the Per Unit Price. The Selling Agent’s Warrants shall be in the form and shall contain the provisions set forth in Exhibit B attached hereto.

1.9           Each Closing shall be held at the offices of the Selling Agent, 925 S. Federal Highway, 6th Floor, Boca Raton, FL 33432, or in an alternative location and at such time and date as Selling Agent and the Seller may mutually agree.

1.10         The holders of the Units will be provided with registration rights with respect to the shares of common stock underlying the Warrants and the Common Stock. The Company shall file a Registration Statement on Form S-1 or S-3, as may be applicable, covering the Common Shares and Warrant Shares no later than 45 days after the Final Closing, and have the Registration Statement declared effective within one hundred fifty (150) days after the Closing.

2.             Participating Broker-Dealers. The Seller hereby authorizes Selling Agent to engage other qualified broker-dealers (the “Participating Broker-Dealers”) to assist the Selling Agent in the placement of the Offered Securities; provided that during all times that each such Participating Broker-Dealer shall offer and sell the Offered Securities, each such Participating Broker-Dealer shall be registered as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”), shall be a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”), and shall be authorized to offer and sell the Offered Securities under the laws of the jurisdictions in which the Offered Securities will be offered and sold by such Participating Broker-Dealer. All Participating Broker-Dealers will be required to execute a Participating Broker-Dealer Agreement, the form of which is subject to the reasonable approval of the Seller, with Selling Agent containing substantially the same terms and conditions as this Agreement, including, without limitation, the representations and warranties contained in Section 3.2 below and provisions for indemnification of the Seller to the same extent as your indemnification provided in Section 7 below. Any commissions, fees, or expenses payable to such Participating Broker-Dealers will be paid by the Selling Agent and not by the Seller.

3.             Representations, Warranties and Covenants.

3.1           The Seller represents, warrants and covenants to Selling Agent that, except as set forth in Schedule 3.1 hereof or in the Offering Document:

(a)           The Seller and each subsidiary is a corporation duly formed and validly existing and in good standing under the laws of the jurisdiction of its incorporation as in effect on the date of this Agreement, with adequate power and authority to enter into and perform this Agreement and to own its property and to conduct its business as described in the Offering Document and in Seller’s reports required to be filed by it with the SEC pursuant to the 1933 Act, the 1934 Act or otherwise (“SEC Reports”); and the Seller and each subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which it owns or leases substantial properties or in which the conduct of its business requires such qualification except for such jurisdictions in which the failure to qualify in the aggregate would not have material and adverse effect on the earnings, affairs or business prospects of the Seller or any such subsidiary (a “Material Adverse Effect”) and in which jurisdictions such failure may be cured without such Material Adverse Effects; the execution and delivery of this Agreement by the Seller has been duly and validly authorized and will not result in a breach of its Certificate of Incorporation or By-laws; and when executed and delivered by both parties hereto, this Agreement will be a valid and binding obligation of the Seller, assuming the due execution by the Selling Agent, enforceable in accordance with its terms (except to the extent that enforceability of the indemnification provisions may be limited under applicable securities laws and except as enforcement may be limited by bankruptcy, moratorium or other laws affecting creditors’ rights or general principles of equity); and the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Seller do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or any applicable law, rule, regulation, judgment, order or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Seller, to which the Seller is a party or by which it is bound;

(b)           The Offering Document and the SEC Reports do not contain and will not contain, at any time between the date hereof and to and including the date of each Closing, any untrue statement of a material fact and does not omit nor during such period will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(c)           Except as is otherwise disclosed in the Offering Document or the SEC Reports, there is no litigation or governmental proceeding pending or, to the best of its knowledge, threatened against or involving the property or business of the Seller or any subsidiary of the Seller that would result in a Material Adverse Effect;

(d)           Except as is otherwise disclosed in the Offering Document or the SEC Reports, no material defaults exist in the due performance and observance of any material obligation, term, covenant or condition of any agreement or instrument to which the Seller or any subsidiary is a party or by which they are bound that would result in a Material Adverse Effect;

(e)           The offer, offer for sale, and sale of the Offered Securities have not been and will not be registered with the Securities and Exchange Commission (the “SEC”) except as contemplated in the Offering Document. The Company’s actions with respect to the offer, offer for sale and sale of the Offered Securities will be pursuant to the exemptions from the registration requirements of Section 5 of the 1933 Act provided by Section 4(2) thereof and/or by Regulation D thereunder;

(f)            To the best of its knowledge and belief, assuming the offer, offer for sale and sale of the Offered Securities is made in compliance with the terms of the Offering Document, the applicable filings with the SEC and any applicable Blue Sky laws, and subject to the performance of the Selling Agent’s obligations hereunder, the Seller will have complied in all material respects with the 1933 Act and with all state securities laws and regulations applicable to it in connection with the offer, offer for sale, and sale of the Offered Securities. The Seller has not taken and will not take any action in conflict with the 1933 Act or applicable state or foreign securities or Blue Sky laws, or which would make the exemption, qualification or registration pursuant to applicable federal or state securities or Blue Sky laws unavailable with respect to the offer, offer for sale and sale of the Offered Securities. The Seller and its officers, directors or partners are not subject to any disqualification, including but not limited to any judgment, decree, order or decision issued by the SEC, any state or foreign securities regulatory authority, any court of competent jurisdiction or the United States Postal Service. In offering the Offered Securities, the Seller will comply with all applicable federal, state or foreign securities laws, including the rules covering exemptions from registration;

(g)           Subject to the performance of the Selling Agent’s obligations hereunder, the Offered Securities, upon the payment therefor and issuance thereof, will conform to all statements and descriptions in relation thereto contained in the Offering Document and will have the rights set forth in the Seller’s Certificate of Incorporation;

(h)           To the best of the Seller’s knowledge, the Seller has neither been engaged in, nor been the subject of, any of the actions or proceedings specified in subsection (a) of Rule 262 promulgated under Section 3(b) of the 1933 Act, or any substantially similar provisions under the securities laws of any state in which the Offered Securities are to be sold, such that no exemption from registration would be available for the offering of the Offered Securities by the Seller under applicable federal or state securities laws;

(i)            Since the respective dates as of which information is given in the SEC Reports, (i) there has been no material adverse change in the condition, business, property, capital commitments, working capital and liabilities or prospects of the Seller or any subsidiary, financial or otherwise; (ii) the property and business of the Seller materially conform to the descriptions thereof contained in the SEC Reports; (iii) there have been no material liabilities or obligations incurred or material transactions entered into by the Seller or any subsidiary other than those in the ordinary course of business; (iv) there have been no dividends or distributions of any kind declared, paid or made by the Seller on its capital stock; (v) there has not been any change in the capital stock, or any material increase in the current or long-term debt except as disclosed in the SEC Reports, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock of the Seller or any subsidiary; and (vi) there have been no transactions between the Seller, shareholders owning five percent (5%) or more of its issued and outstanding capital stock, the Seller’s officers and/or directors, nor have there been any corporate opportunities taken or assumed by controlling shareholders, officers or directors, that are not fully disclosed in the SEC Reports.

(j)            The Seller will notify the Selling Agent immediately and confirm the notice in writing (i) of the issuance by the SEC or by any state attorney general or securities administrator of any order enjoining the sale of the Offered Securities or suspending the effectiveness of any qualification of the Offered Securities for sale or (ii) of the initiation of any proceedings for that purpose. The Seller will make every reasonable effort to prevent the issuance of any such order and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible moment;

(k)           The audited and unaudited combined financial statements of the Seller (including the related notes) included in the SEC Reports present fairly the financial position of the Seller and its subsidiaries at the dates indicated; said financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as expressly qualified therein, and are in conformity with Regulation S-X promulgated under the Act;

(l)            Except as set forth in the SEC Reports, the Seller does not have any subsidiaries and does not own any interest in any other corporation, partnership, joint venture or other entity;

(m)          As of the date of this Agreement, the Seller and its subsidiaries have not agreed, or agreed in principle, to any merger or acquisition, or combination with, of any other corporation, partnership, person, party, entity or trust or the sale of its business or assets to any other corporation, partnership, person, party, entity or trust;

(n)           The Seller and its subsidiaries have not, directly or indirectly, at any time during their existence (i) made any unlawful contribution to any candidate for political office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal, state or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof;

(o)           To the best of Seller’s knowledge, the Seller and its subsidiaries have filed all necessary federal, state, local, foreign and other tax returns required to be filed by them and have paid all taxes shown as due thereon; the Seller and its subsidiaries have not been notified, either orally or in writing, that any state, local, federal or foreign taxing authority is conducting or intends to conduct an audit of any tax return or report filed by the Seller and its subsidiaries or concerning their business or properties; and the Seller has no knowledge of any tax deficiency which has been asserted or threatened against the Seller and any subsidiary which would materially and adversely affect the business, properties, financial condition, results of operations, liabilities or working capital of the Seller;

(p)           The Seller and its subsidiaries make and keep accurate books and records and maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (iii) access to their assets is permitted only in accordance with management’s authorization, and (iv) the reported assets are compared with existing assets at reasonable intervals;

(q)           There are no pre-emptive rights applicable to any of the Seller’s outstanding securities, or granted by the Seller to any person or party;

(r)            The capitalization of the Seller is as described in the SEC Reports and the Seller has outstanding no more than 2,367,726  shares of its Common Stock as of the date hereof; all presently outstanding shares of the Seller’s Common Stock are duly and validly authorized and issued, fully paid and non-assessable and contain no preemptive rights; the Seller has not contracted for the issuance of any additional equity securities other than as set forth herein or as contemplated or described in the Offering Document and no shares of any other classes of equity securities are issued and outstanding except as follows:  outstanding options to purchase 416,877 shares of common stock; outstanding warrants to purchase 1,417,753 shares of common stock and up to 45,607 shares of common stock issuable to the prior stockholders of Sound Health Solutions, Inc. (“SHS”).

(s)           The Seller agrees that, for a period of Twelve months (12) months from the date hereof, it shall not solicit any offer to buy from or offer to sell to any person introduced to the Seller by the Selling Agent in connection with the Offering, any securities of the Seller or provide the name of any such person to any other securities broker or dealer or selling agent. For purposes of this subsection, a person shall be considered to have been “introduced to the Seller” by the Selling Agent only so long as Seller delivers an investment presentation to such person as part of the “road show” for the Offering as arranged by the Selling Agent, each of whose name(s) shall be thereafter listed and set forth on a schedule to this Agreement, which shall be updated from time to time. In the event that the Seller or any of its affiliates, directly or indirectly, solicits, offers to buy from or offers to sell to any such person any such securities, or provides the name of any such person to any other securities broker or dealer or selling agent, and such person purchases such securities or purchases securities of the Seller from any other securities broker or dealer or selling agent, the Seller shall pay to the Selling Agent an amount equal to eight percent (8.0%) of the aggregate purchase price of the securities so purchased by such person.

(t)            The Seller is currently in compliance with (i) all applicable, material provisions of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, and (ii) all listing standards and rules promulgated by the NASD, except to the extent that non-compliance with such requirements in subsections (i) or (ii) would not result in a Material Adverse Effect.

3.2           The Selling Agent represents and warrants to the Seller as follows:

(a)           The Selling Agent is, has been and will be at all times during the Offering Period, a Delaware corporation duly organized and validly existing under the laws of the state of its incorporation, with all requisite power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by the Selling Agent has been duly and validly authorized; and when executed and delivered by the Seller, this Agreement will be a valid and binding obligation of the Selling Agent enforceable in accordance with its terms subject to:  (i) due authorization, execution and delivery hereof by the Seller; (ii) the enforcement of remedies under applicable bankruptcy, insolvency and other laws affecting creditors’ rights generally and moratorium laws from time to time in effect; (iii) general equitable principles which may limit the right to obtain the remedy of specific performance; and (iv) the public policy limitation on indemnification under the federal securities laws;

(b)           The Selling Agent shall not offer or sell the Offered Securities in any state or states without the approval of the Seller and completion by the Seller of all, or any, Blue Sky filings for such states and shall not offer or sell the Offered Securities in any state or states in which it is not qualified or registered as a broker-dealer or authorized to engage in the brokerage business; and

(c)           The Selling Agent is (i) a broker-dealer registered with the SEC pursuant to the 1934 Act, and no proceeding has been initiated to revoke such registration; (ii) a member in good standing of the NASD; and (iii) a broker-dealer registered with the securities authorities of each jurisdiction in which it is required to be registered in connection with the offers or sales of the Offered Securities, and all such offers or sales will be made only by individuals licensed as required by all applicable federal and state securities laws. The Selling Agent agrees to maintain each of the foregoing memberships and registrations in good standing throughout the Offering Period.

4.             Sale and Delivery of Offered Securities.

4.1           No sale of Offered Securities shall take place or be regarded as effective unless and until accepted by the Seller, such acceptance to occur at Closing, and the Seller reserves the right in its sole and absolute discretion to refuse to sell Offered Securities to any or all persons at any time. Selling Agent shall send to the Seller and to the Escrow Agent designated in Section 1.2, with copies to counsel for the Seller, all acceptable executed Subscription Documents, promptly upon receipt of the same, subject to any reasonable delay occasioned by further inquiry as to a prospective purchaser’s qualification or requests by the Seller or Selling Agent for further information from a prospective purchaser. The Seller shall notify Selling Agent as to whom to send the originals of such executed Subscription Documents and to whom to send copies. Selling Agent shall promptly send each such prospective purchaser’s payment for his Offered Securities to the Escrow Agent. Subject to review by counsel for the Seller, the Seller shall notify Selling Agent whether such prospective purchaser will be accepted by the Seller at Closing within ten (10) business days after receipt of the executed subscription documents for each prospective purchaser of Offered Securities, but in no event later than the earlier of (i) the date the parties have agreed to for Closing or (ii) the Offering Termination Date. For every prospective purchaser of Offered Securities whose subscription is rejected, the Seller will promptly return all of such prospective purchaser’s executed Subscription Documents to Selling Agent for return to the prospective purchaser, and will notify the Escrow Agent to return the funds received to such prospective purchaser without interest and without deduction.

5.             Conditions to the Obligations of the Seller.

The obligations of the Seller hereunder are subject to the accuracy of Selling Agent’s representations and warranties, to the observance and performance by Selling Agent of its obligations hereunder, and to the following further conditions (any of which may be waived in writing in whole or in part by the Seller):

(a)           Selling Agent shall not have taken or failed to take any action at any time at or prior to Closing, which, in the opinion of the Seller or counsel for Seller, conflicts or would conflict with, or otherwise make unavailable, the exemption from registration requirements for the offer and sale of the Offered Securities under applicable securities laws and regulations.

(b)           If any of the conditions specified in this Section 5 shall not have been fulfilled when and as required by this Agreement to be fulfilled, all the obligations of the

Seller under this Agreement may be terminated in writing at any time at or prior to Closing, and any such termination shall be without liability to the parties, and further provided that the obligations under Section 7 and Section 9.1 shall nevertheless survive and continue thereafter.

6.             Conditions of the Obligations of the Selling Agent.

The obligations of the Selling Agent to act as agent hereunder, to find purchasers for the Offered Securities, and to attend and to deliver documents at Closing shall be subject to the following conditions:

(a)           Between the date hereof and Closing, the Seller and its subsidiaries shall not have sustained any loss on account of fire, explosion, flood, accident, calamity or other cause, of such character as results in a Material Adverse Effect on the Seller and its subsidiaries, whether or not such loss is covered by insurance.

(b)           Between the date hereof and Closing, there shall be no material litigation instituted or threatened against the Seller or any subsidiary (other than as set forth in the Offering Document) and there shall be no material proceeding instituted or threatened before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would materially adversely affect the business, franchises, licenses, permits, operations or financial condition or income of the Seller.

(c)           Except as contemplated herein or as set forth in the Offering Document, during the period subsequent to the date hereof, and prior to Closing, the Seller and each subsidiary:  (i) shall have conducted its business in the usual and ordinary manner as the same was being conducted on the date hereof, and (ii) except in the ordinary course of its business, the Seller and each subsidiary shall not have incurred any liabilities or obligations (direct or contingent), or disposed of any assets, or entered into any material transaction or suffered or experienced any substantially adverse change in its condition, financial or otherwise, or in its working capital position. At Closing, the capitalization of the Seller shall be substantially the same as set forth in the Offering Document.

(d)           The authorization for the issuance and delivery of the Offered Securities and the Offering Document and related materials, and for the execution and delivery of this Agreement, and all other legal matters incident thereto, shall be reasonably satisfactory in all respects to counsel for Selling Agent.

(e)           The Seller shall have furnished to the Selling Agent the opinion, dated the Closing Date, of its counsel, which opinion shall be reasonably acceptable to the Selling Agent and its counsel

(f)            The representations and warranties of the Seller made in this Agreement or in any document or certificate delivered to the Selling Agent pursuant hereto shall be true and correct on and as of the Closing with the same force and effect as though such representations and warranties have been made on and as of the Closing, and the Selling Agent shall have received a certificate, dated the Closing Date, to such effect executed by the Chairman of the Board or President of the Seller.

(g)           The Seller shall have performed and complied in all material respects with all covenants, terms and agreements to be performed and complied with by the Seller on or before the Closing.

(h)           The Seller shall have provided such certificates as the Selling Agent shall reasonably request.

(i)            The Seller and its President shall provide certificates to the Selling Agent certifying that the proceeds of the Offering will be used in accordance with the uses designated in “Use of Proceeds” in the Offering Document.

7.             Indemnification.

7.1           The Seller agrees to indemnify and hold harmless Selling Agent and each person, if any, who controls Selling Agent within the meaning of the 1933 Act or the 1934 Act (together, the “Acts”), the Selling Agent’s affiliated entities, partners, employees, legal counsel and agents (the “SA Indemnified Parties”) against any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), joint or several, to which Selling Agent or such person may be subject, under the Acts or otherwise, including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which the Selling Agent is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with (i) the violation or breach of any representation, warranty or covenant or agreement of the Seller set forth in this Agreement or in any instrument, document, agreement or certificate delivered by the Seller in connection herewith; (ii) any untrue statement or omission or any alleged untrue statement or omission in the Offering Document or selling material, excluding information contained in or omitted from the Offering Document or selling material in reliance upon, and in conformity with, information furnished to the Seller by Selling Agent or any Participating Broker-Dealer specifically for use in preparation of the Offering Document or selling material, as the case may be; (iii) any information provided by or on behalf of Seller in order to qualify or exempt the Offered Securities for sale in any jurisdiction; or (iv) the failure of the Seller to comply with the provisions of the Acts and the regulations thereunder, including Regulation D; and will reimburse the SA Indemnified Parties for any legal or other expenses reasonably incurred by the SA Indemnified Parties in connection with investigation of or defending against any such loss, claim, expense, damage, liability, (or actions in respect thereof); provided, however, that the Seller shall not be required to indemnify the SA Indemnified Parties for any payment made to any claimant in settlement of any suit or claim unless such payment is agreed to by the Seller (which agreement shall not be unreasonably withheld) or by a court having jurisdiction of the controversy. This indemnity agreement shall remain in full force and effect notwithstanding any investigation made by Selling Agent or on Selling Agent’s behalf, shall survive consummation of the sale of the Offered Securities hereunder and shall be in addition to any liability which the Seller may otherwise have.

7.2           Selling Agent agrees to indemnify and hold harmless the Seller and each person, if any, who controls the Seller within the meaning of the Acts, Seller’s affiliated entities, partners, employees, legal counsel and agents (the “Seller Indemnified Parties”) against any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), joint or several (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which the Seller is a party)), to which the Seller or any such person may be subject, under the Acts or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) which (i) arise out of or are based upon any untrue statement or omission or any alleged untrue statement or omission in the Offering Document contained in or omitted from the Offering Document in reliance upon, and in conformity with, information furnished to the Seller by Selling Agent or any Participating Broker-Dealer or either of them specifically for use in preparation of the Offering Document or selling material, as the case may be or (ii) are directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with the violation or breach of any representation, warranty or covenant or agreement of the Selling Agent set forth in this Agreement or in any instrument, document, agreement or certificate delivered by the Selling Agent in connection herewith); and will reimburse the Seller Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any such loss, claim, expense, damage, liability, (or actions in respect thereof); provided, however, that Selling Agent shall not be required to indemnify the Seller Indemnified Parties for any payment made to any claimant in settlement of any suit or claim unless such payment is approved by a court having jurisdiction over the controversy or Selling Agent agrees to such settlement (which agreement shall not be unreasonably withheld); and provided further that Selling Agent shall not be liable under this Section 7.2 for any losses, claims, expenses, damages or liabilities arising out of any act or failure to act on the part of any other person except Selling Agent, its partners, employees and agents (including registered representatives) or any Participating Broker-Dealer. This indemnity agreement shall remain in full force and effect notwithstanding any investigation made by or on behalf of the Seller and shall survive consummation of the sale of the Offered Securities hereunder and the termination of this Agreement, and shall be in addition to any liability which Selling Agent may otherwise have. Notwithstanding the foregoing, in no event shall the amount that the Selling Agent is required to indemnify the Seller Indemnified Parties, exceed in the aggregate the compensation received by the Selling Agent hereunder, except in the case of fraud on the part of the Selling Agent.

7.3           The indemnified party shall notify the indemnifying party in writing promptly after the summons or other first legal process giving information of the nature of any and all claims which have been served upon the indemnified party. In case any action is brought against any indemnified party upon any such claim, the indemnifying party shall be entitled to participate at its own expense in the defense, or if it so elects, in accordance with arrangements satisfactory to any other indemnifying party or parties similarly notified, to assume the defense thereof, with counsel who shall be satisfactory to such indemnified party and other indemnified parties who are defendants in such action; and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the retaining of such counsel by the indemnifying party, the indemnifying party shall not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than the reasonable costs of investigation, unless the indemnified party shall have reasonably concluded that there are or may be defenses available to it which are different from or in addition to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party), in any of which circumstances such expenses shall be borne by the indemnifying party.

8.             Termination of Agreement.

8.1           This Agreement shall terminate:

(a)           If at any time after commencement of the Offering, any material condition of Seller’s obligations hereunder shall not have been met or shall cease to be met and Selling Agent shall have given to the Seller notice of Selling Agent’s desire to terminate this Agreement on account of the nonfulfillment of such condition; or

(b)           At such time as all of the Offered Securities shall have been sold and the subscriptions therefor have been accepted or the Offering Termination Date has been reached, whichever shall first occur.

Notwithstanding the termination of this Agreement in accordance with the foregoing provisions of this Section 8, the respective indemnities, covenants, agreements, representations, warranties and other statements of the Seller and Selling Agent set forth in or made pursuant to this Agreement will remain operative and in full force and effect.

8.2           If this Agreement is terminated pursuant to Section 8.1(a) above, the Selling Agent shall have no liability to the Seller, and if this Agreement is terminated pursuant to Section 8.1(b) above, the Seller shall have no liability to the Selling Agent.

9.             Miscellaneous.

9.1           Except as otherwise specifically provided in this Agreement or as may be otherwise agreed between the parties hereto, Selling Agent, on the one hand, and the Seller, on the other, shall each pay their respective expenses incident to this Agreement and the transactions contemplated hereby (including, without limitation, the fees and disbursements of their respective counsel), and no party to the Agreement shall have any liability for such expenses incurred by any other party.

9.2           It is understood and agreed that Selling Agent’s relationship to the Seller is that of an independent contractor and that nothing herein shall be construed to create a relationship of partners, affiliates, joint venturers or employer and employee between Selling Agent or either of them and the Seller.

9.3           No rights or interests arising hereunder may be assigned except with the prior written consent of both the Seller and the Selling Agent. Subject to this limitation, this Agreement shall inure to the benefit and be binding upon Selling Agent and the Seller and their respective successors and assigns. This Agreement is intended to be and is for the sole and exclusive benefit of the parties hereto, and their respective successors and assigns and for the benefit of no other person. Except as provided in this Agreement, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than the parties to it and their respective successors and assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any of its provisions. No purchaser of Offered Securities shall be construed as a successor or assign merely by reason of such purchase.

9.4           If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible:

(a)           the remainder of this Agreement shall be considered valid and operative; and

(b)           to the extent possible under applicable law, effect shall be given to the intent manifest by the portion held invalid or inoperative.

9.5           This Agreement may be executed in a number of identical counterparts and by facsimile, each of which shall be deemed to be an original, but all of which constitute, collectively, one and the same Agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

9.6           This Agreement may not be modified or amended except by written agreement executed by each of the parties to this Agreement.

9.7           Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural, and conversely. The words “shall” and “will” and “agrees” are mandatory, “may” is permissive.

9.8           The parties to this Agreement covenant and agree that they will execute any other and further instruments and documents which reasonably are or may become necessary or convenient to effectuate and carry out this Agreement.

9.9           This Agreement (and the other documents and agreements referenced herein) contains the entire understanding between the parties and supersedes prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement.

9.10         This Agreement shall be construed and governed by the laws of the State of Florida. Each party hereby consents to any and all actions or controversies arising from this agreement shall be have venue in the exclusive jurisdiction of the state and federal courts located in Palm Beach County, Florida. Any terms and conditions of this Agreement which are inconsistent with the terms and conditions of the Offering Document, shall be modified to conform to the terms and conditions set forth in the Offering Document.

9.11         All notices or communications, except as otherwise specifically provided, shall be in writing, and, if sent to any party, shall be mailed, delivered or telegraphed and confirmed to that party at the address set forth below:

If to the Seller:	iVow, Inc.
11455 El Camino Real
San Diego, CA 92130
Attn: Michael H. Owens, President & CEO

With a copy contemporaneously
by like means:
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attn: Jeffrey C. Thacker, Esq.

If to Selling Agent, to:	Dawson James Securities,
925 S. Federal Highway
6th Floor
Boca Raton, FL 33432
Attention: Robert Keyser

With a copy contemporaneously
by like means:
Blank Rome LLP
1200 North Federal Highway, Suite 417
Boca Raton, FL 33432
Attention: Bruce C. Rosetto, Esq.

9.12         All of the terms of this Agreement, including all representations, warranties, covenants and agreements of Selling Agent and the Seller, shall survive completion of the Offering for three years.

9.13         Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Those titles in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision of this Agreement.

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If the foregoing correctly sets forth the understanding between us, please indicate acceptance by signing in the space provided below for that purpose and return to us a counterpart hereof so signed, whereupon this letter and Selling Agent’s acceptance shall constitute a binding agreement between us.

Very truly yours,

IVOW, INC.

By:	/s/ Michael H. Owens
(Authorized Officer)

The foregoing Selling Agreement for iVow, Inc. is hereby accepted and agreed to as of the date first above written.

DAWSON JAMES SECURITIES, INC.
As Selling Agent

By:	/s/ Robert D. Keyser
(Authorized Officer)

By:	/s/ David H. Weinstein
(Authorized Officer)